Exhibit 99.1

NEWS
RELEASE
1375 East 9th St | Suite 3100 | Cleveland, Ohio 44114 | 440-701-5100

FOR IMMEDIATE RELEASE

Gas Natural Inc. Completes Sale of Former Corporate Headquarters
and Secures $3 Million Bridge Financing

CLEVELAND, OH, October 26, 2015 – Gas Natural Inc. (NYSE MKT: EGAS) (the “Company”), a holding company operating local natural gas utilities serving approximately 69,000 customers in six states, announced the completion of the sale of its former corporate headquarters building located at 8500 Station Street in Mentor, Ohio for $1.355 million in cash. The transaction included the building and all related leases and property.

The Company also announced that it has secured a new $3 million bridge loan from NIL Funding Corporation, replacing the prior bridge loan which had been paid in full in July 2015. NIL Funding is an affiliate of The InterTech Group, Inc., which is controlled by Anita Zucker, as trustee for the Article 6 Marital Trust, the Company’s largest shareholder. In addition, two of the Company’s directors, Michael Bender and Robert Johnston, are affiliated with The InterTech Group. The unsecured loan has a six-month term with interest at 6.95% per annum.

Mr. Gregory J. Osborne, Gas Natural’s President and Chief Executive Officer, commented, “With this sale, we have monetized another non-core asset. The pending sales of our Kentucky and Pennsylvania utility operations are moving forward and will complete our process of divesting non-core assets. We appreciate NIL’s continued support as this interim financing provides us liquidity and flexibility during these low cash flow months as we work toward the refinancing of our long-term debt and improved cash generation to build cash reserves during the winter months. Over the last seventeen months, we have strengthened our regulatory relationships, made significant operational improvements and completed the sale of our Wyoming utility operations. Collectively, these strategic actions support the restructuring of our balance sheet and our focus on investments in markets with the most profitable growth potential.”

Any refinancing process would be contingent upon customary bank and regulatory approvals, including the regulators for each state in which the Company operates.

Mr. Robert Johnston, Executive Vice President and Chief Strategy Officer for The InterTech Group and a director of Gas Natural, commented, “Gas Natural continues to make progress in executing its strategic initiatives and this financing will support those efforts. With this interim financing solution, NIL is demonstrating our continued confidence in Gas Natural’s management to execute its plan and improve earnings power.”

About Gas Natural Inc.
Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 26 billion cubic feet of natural gas to approximately 69,000 customers through regulated utilities operating in Montana, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production, and natural gas marketing. The Company's Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in its markets, while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets. Gas Natural Inc. regularly posts information on its website at www.egas.net.

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Gas Natural Inc. Completes Sale of Former Corporate Headquarters and Secures $3 Million Bridge Financing

October 26, 2015

Safe Harbor Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "believes" and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company's business generally include but are not limited to the Company's ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company's continued ability to make dividend payments, the Company's ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company's ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company's control, the risk factors and cautionary statements made in the Company's public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.'s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, contact:

Gas Natural Inc.	Investor Relations
James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski or Karen L. Howard, Kei Advisors LLC
Phone: (216) 202-1564	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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